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                                                                      EXHIBIT 21
                             BANK SOUTH CORPORATION
                                  SUBSIDIARIES





Bank South, N.A.
Bank South Life Insurance Corporation
Bank South Securities Corporation


Bank South, N.A. is a Federally Chartered National Banks with its headquarters located in Georgia. Bank South Life Insurance Corporation was incorporated in Arizona. Bank South Securities Corporation conducts broker-dealer and public finance activities and was incorporated in Georgia.